UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 3, 2016 (February 2, 2016)

HEALTHCARE REALTY TRUST INCORPORATED
(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-11852	62-1507028
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Ave. Suite 700 Nashville, Tennessee 37203
(Address of principal executive offices) (Zip Code)

(615) 269-8175
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer
On February 2, 2016, Healthcare Realty Trust Incorporated (the “Company”) issued a press release announcing that James C. (“Kris”) Douglas has been appointed as the Company’s Chief Financial Officer effective March 1, 2016. Scott W. Holmes, the Company’s current Chief Financial Officer, will continue to serve in that role until March 1, 2016 and will then remain with the Company in other accounting and financial reporting capacities through 2018. Mr. Holmes is 61 years old and joined the Company as Senior Vice President - Financial Reporting in 1998 and has served as the Company’s Chief Financial Officer since January 2003.

Mr. Douglas is 40 years old and has been employed by the Company since 2003. He has served as the Company’s Senior Vice President, Acquisitions and Dispositions since February 2012 managing the Company’s acquisition and disposition team. Prior to that, Mr. Douglas served as Senior Vice President, Asset Administration, administering the Company’s master lease portfolio and led the disposition of the Company’s senior living portfolio in 2007. Mr. Douglas has a background in commercial and investment banking and, in recent years, has been involved in the Company’s financing and capital markets activities.

The Company has entered into an Amended and Restated Employment Agreement with Mr. Douglas that will be effective on March 1, 2016 (the “Employment Agreement”). The initial term of the Employment Agreement ends December 31, 2016 and will automatically renew for successive one-year terms.

The Employment Agreement provides for an annual base salary of $440,721 and other benefits generally available to officers of the Company. Mr. Douglas is eligible to participate in the Company’s incentive programs that provide for cash and equity incentives. In addition, Mr. Douglas will receive on the effective date of the Employment Agreement a grant of 50,000 restricted shares of the Company’s common stock. This grant will be subject to a 10-year cliff vesting period.

The Employment Agreement may be terminated for a variety of reasons, including: for cause, not for cause, voluntarily by Mr. Douglas, death, disability, constructively, or following a change in control. In all cases, Mr. Douglas would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.

In the case of a termination other than for cause, including a constructive termination, Mr. Douglas would also receive full vesting of any restricted stock awards and severance compensation equal to his base salary for a period of 24 months and two times (i) his average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination or (ii) $352,577, whichever is greater. He would also be paid a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.

In the event that the Employment Agreement is terminated in connection with a “change-in-control”, Mr. Douglas would receive severance compensation equal to: (a) three times his annual base salary, plus (b) the greater of two times: (i) the average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination; and (ii) $705,154, plus (c) a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.

The Company has agreed to indemnify Mr. Douglas for certain liabilities arising from actions taken within the scope of his employment. The Employment Agreement contains restrictive covenants pursuant to which Mr. Douglas has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.

The above summary of the Employment Agreement is qualified in its entirety by reference to Exhibit 10.1, which is incorporated herein by reference.

Election of New Directors

On February 2, 2016, the Board of Directors appointed Nancy H. Agee and Peter F. Lyle, whose nominations were announced by the Company on November 16, 2015, to serve as directors of the Company from February 17, 2016 until the Company’s next annual meeting of stockholders or until their successors are duly elected and qualified. The Board of Directors determined that both Ms. Agee and Mr. Lyle qualify as independent directors under the listing standards of the New York Stock Exchange and the applicable requirements of the Securities and Exchange Commission. It is expected that Ms. Agee will serve on the Audit Committee of the Board of Directors and that Mr. Lyle will serve on the Compensation Committee of the Board of Directors.

Ms. Agee and Mr. Lyle will fill the vacancies on the Board of Director created by the retirements of Errol L. Biggs and Roger O. West, which will be effective on February 16, 2016. Ms. Agee and Mr. Lyle will be compensated for their service as directors on the same basis as the other non-employee members of the Board of Directors. Compensation for the Company’s non-employee directors is described in the Company’s Proxy Statement filed with the SEC on March 30, 2015.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between Healthcare Realty Trust Incorporated and James C. Douglas, dated as of February 2, 2016
99.1	Press Release dated February 2, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
	By:	/s/ Scott W. Holmes Scott W. Holmes Executive Vice President and Chief Financial Officer
Date: February 3, 2016